Exhibit 3.7

Exhibit 3.7Office of the Minnesota Secretary of State Minnesota Limited Liability Company 1 Articles of Organization Minnesola Statutes, Chapter 3228 [Graphic Appears Here]Read the instructions before completing this form. Filing Fee: $155 for expedited service in-person and online filings, $135 if by mailThe undersigned organizer(s), in order to form a Limited Liability Company under Minnesota Statutes, Chapter 322B adopt the following: Article I- Name of Limited Liability Company (Required) Gold’n Plump Farms, LLC (The company ncm1e must i11clude the words Limited Liability Company or the abbreviation LLC’) Article II- Registered Office Address and Agent (A Registered Office Address is Required) 380 Jackson Street, Suite 700St. PaulMN55101-Street Address (A PO Box by itself is 1101 acceptableCityStateZip CodeRegistered Agent at the above address is:Corporation Service CompanyArticle Ill- Duration The period of duration for this: limited.liability l’.()mn:1nv shall be· (if this is not completed, a perpetual duration is assumed by law.) Article IV- Organizers (Required) I, the undersigned, ce11ify that I am signing this docm11ent as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I fm1her certify that I have completed all required fields, ai1d that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of pe1jury as set forth in Section 609.48 as if had signed this docw11ent under oath. Demetra Nicozisin211 N. Broadway, Suite 3600,St. Louis, MO63’102Street Add1:essCityStateZip[Graphic Appears Here]Organizer’s NameStreet AddressCityStateZipSignatureDateEmail Address for Official Notices Enter an email address to which the Secretary of State can forward official notices required by law and other notices, including this submission: demetra.nicozisin@bryancave.com IX Check here to have your email address excluded from requests for bulk data, to the extent allowed by Minnesota law. List a name and daytime phone number of a person who can be contacted about this form:Demetra Nicozisin 314-259-2890 Entities that own, lease, or have any financial interest in agricultural land or land capable of being fanned must register with the MN Dept. of Agriculture’s Corporate Farm Program.